Exhibit 10.1

                               SERVICES AGREEMENT

                                      AMONG

                       DYNTEK, INC., DYNTEK SERVICES, INC.

                                       AND

                              YOUNG WILLIAMS, P.C.

                               AS OF MARCH 1, 2004

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                               SERVICES AGREEMENT

      This Services Agreement ("Agreement") is made as of March 1, 2004 (the "Effective Date"), by and among DynTek, Inc., a Delaware corporation ("DI"), DynTek Services, Inc., a Delaware corporation ("DSI" which, together with DI, may be jointly referred to as "DynTek"), and Young Williams, P.C., a Mississippi professional corporation ("YW") who agree as follows:

1.  YW'S SERVICES.

      a) General. During the term of this Agreement, which shall begin on the Effective Date and end June 30, 2010 (the "Term"), YW, shall perform, or cause to be performed, the services described below (collectively, the "Services") regarding the Managed Contracts (defined below). Except for those responsibilities expressly reserved to DynTek hereunder, DynTek hereby delegates all such responsibilities and authority to YW and hereby irrevocably designates and appoints YW as its sole and exclusive agent to perform all such functions on its behalf. YW hereby accepts such delegation and appointment. DynTek will not interfere and will completely defer to YW and comply with YW's requests regarding all of its decisions in rendering Services so long as YW is not acting in an unreasonable manner. YW shall have the responsibility and commensurate authority to conduct, supervise, administer and manage all operations and performance under the Managed Contracts including, but not limited to:

          i) hiring, administering, coordinating, terminating and supervising all employees (whether DynTek employees or Permissible Employees (defined below)), vendors, suppliers and subcontractors relating to any work on or supplying any materials for the Managed Contracts;

          ii) operating all facilities (real estate or otherwise) that it uses in performing under the Managed Contracts and carrying out its duties under this Agreement;

          iii) establishing the number, type and position of all employees, including DynTek employees, to work on the Managed Contracts, subject to the budget limitations described herein;

          iv) setting compensation, pricing, payment and other terms for all DynTek employees, vendors, suppliers and subcontractors relating to the Managed Contracts;

          v) entering into, as agent for DynTek, such agreements as may be necessary for the performance of the Managed Contracts and for obtaining outside services, supplies, space, utilities, concessions and the like;

          vi) handling all communications, meetings, negotiations and relations with the other parties to the Managed Contracts;

          vii) providing reports and notices to the other parties to the Managed Contracts as deemed necessary by YW or as required under the Managed Contracts;

          viii) incurring Operating Expenses on behalf of DynTek to be paid by DynTek; and

          ix) performing any other acts necessary in connection with the performance of the Managed Contracts;

      b) Permissible Employees. Except as set forth in this Section 1(b) and subject to YW's discretion to hire, replace and terminate individual employees, all on-site personnel positions used to perform



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          services under the Managed Contracts which are currently filled with
          DynTek employees on the Effective Date, shall continue to be filled with DynTek employees. YW may, at any time, directly employ for its own account supervisory employees who, at the time of hiring, may be persons who are either then current DynTek employees or persons hired to replace former DynTek employees who performed functions that would otherwise need to be performed by DynTek employees under the Managed Contracts (the "Permissible Employees"). Such Permissible Employees may perform other duties for YW as long as they fulfill all material responsibilities for the Managed Contracts they previously performed while employed by DynTek.

      c) Delegation Permitted. YW may execute any of its duties under this Agreement by or through agents, contractors, employees or attorneys-in-fact; provided, however, that no such delegation shall limit or reduce in any way YW's duties and obligations under this Agreement.

2.  DYNTEK'S COVENANTS AND RESPONSIBILITIES. DynTek shall:

      a) Procure, pay for and maintain all insurance coverage, performance bonds, letters of credit, qualifications, property taxes, licenses and permits required under the terms of the Managed Contracts, by law or under any leases or other agreements applicable to its performance under the Managed Contracts and add and maintain YW as an additional insured under its liability insurance policies (the expenses of such may be referred to as "Other DynTek Expenses");

      b) timely pay all Operating Expenses (defined below) as well as all salaries, wages, benefits (accrued vacation pay shall be considered "benefits" and not salaries or wages for purposes of this Agreement) and taxes regarding its employees employed in connection with performance of the Managed Contracts;

      c) provide benefits to all of its employees working on the Managed Contracts on the same basis as all other non-executive employees of DynTek, provided, however, if benefits provided to employees working on the Managed Contracts are or will be materially reduced from those in effect as of the Effective Date, YW may hire such employees directly and DynTek shall reimburse YW for its costs in doing so in the same manner as provided for in the case of YW's employment of Permitted Employees;

      d) provide YW, its representatives and contractors and the on-site DynTek employees providing services regarding the Managed Contracts exclusive, free and unrestricted access to, and the right to use, all facilities, furniture, fixtures, equipment (including computer equipment and software) used or otherwise associated with the Managed Contracts (upon reasonable advance notice, other DynTek representative shall have full access to such premises accompanied by YW representatives);

      e) provide all necessary information technology help-desk and other computer and technology support services needed in connection with the performance of the Managed Contracts, at the same levels as being provided on the Effective Date;

      f) grant to, and DynTek hereby grants, YW a perpetual right to use license for all electronic and written Child Support Business (defined below) marketing and promotional materials, files, bid materials and libraries, manuals, data, and related copyrights and other Intellectual Property Assets, and DynTek shall promptly provide YW with soft and hard copies of such materials as and when requested by YW;

      g) notify YW of any communications to or from any representative of any party to the Managed Contracts and promptly forward copies of any written communications (including, but not limited to, copies of invoices rendered) to YW;

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      h)  provide to YW adequate advance notice of any meetings with any representative or employee of any party to the Managed Contracts and provide YW the opportunity to have its representatives attend;

      i) refer to YW any contacts, inquiries or leads relating to new Child Support Business engagements and provide consulting support to YW regarding its pursuit of any such Child Support Business engagements;

      j) provide marketing contacts for new Child Support Business engagements in states where DynTek has such contacts but where YW is not currently doing business;

      k) cooperate with YW and not interfere with YW's operations or management of the Managed Contracts;

      l) use best efforts to preserve intact the Child Support Business of DynTek, and maintain good relations and good will with, and use best efforts to keep available the services of, suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Child Support Business of DynTek;

      m) use best efforts to preserve the Managed Contracts and the goodwill of the other parties to the Managed Contracts;

      n) confer with YW concerning any operational matters of a material nature relating to the Managed Contracts;

      o) otherwise report periodically to YW concerning the status of the business, operations, and finances of its Child Support Business;

      p) except for only those Encumbrances in existence on the date hereof which are listed on Schedule 2(p) to that certain Disclosure Letter furnished by DynTek to YW simultaneously with the execution of this Agreement (the "Disclosure Letter"), and any replacements thereof upon refinancing of such existing obligations of DynTek, transfer, sell, assign, encumber, pledge or suffer to exist any Encumbrance upon the Managed Contracts or its rights and receivables thereunder without the prior written consent of YW, which shall not be unreasonably withheld;

      q) not modify or amend the Managed Contracts and use best efforts to not allow such to be cancelled or terminated without YW's prior consent;

      r) furnish YW and YW's representative with copies of all such contracts, books and records, and other existing documents, data and information relating to Child Support Business as YW may reasonably request;

      s) upon the request of YW, furnish YW certificates of coverage and true and complete copies of all policies of insurance to which any DynTek is a party or under which DynTek, is or has been covered with respect to its Child Support Business, at any time during the Term or within the three (3) years preceding the Effective Date;

      t) allow YW to audit and/or review DynTek's calculation and collection of Contract Revenues (defined below) at YW's sole expense, provided, however, if such audit and/or review reveals a miscalculation or erroneous reporting of 10% or more of Contract Revenues DynTek shall reimburse YW for its expenses in obtaining such audit and/or review; and

      u) promptly notify YW of any fact or condition that causes or constitutes a breach of any of DynTek' representations and warranties as of the date of this Agreement, or if DynTek becomes aware of the


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          occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

3.  FEES, BUDGETS AND PAYMENT.

      a) Management Fee. DynTek shall pay YW a management fee equal to twelve percent (12%) of the gross Contract Revenues arising under all of the Managed Contracts during the Term (the "Management Fee"). The Management Fee shall be paid monthly within fifteen (15) days of the end of each month in which Services are provided regardless of whether DynTek receives payment under all of the Managed Contracts. DynTek shall use best efforts to diligently and promptly collect all Contract Revenues. If there is a material contract change provision that reduces gross Contract Revenues to DynTek under the Managed Contracts by more than five percent (5%) per annum, the parties shall negotiate in good faith an adjustment to the Management Fee. If the parties fail to reach an agreement on such adjustment within thirty (30) days of such change, they shall submit the matter to binding arbitration in accordance with Section 15(f).

      b) Operating Expenses. DynTek shall promptly pay all Operating Expenses. "Operating Expenses" means all expenses of every type (other than employee salaries, benefits and taxes and the Management Fee) relating to the performance of the Managed Contracts other than Other DynTek Expenses. Operating Expenses shall be paid within the terms or arrangements made by YW with vendors, service providers, lessors and others, but in no event later than thirty (30) days from invoice date for any invoices submitted to DynTek. The annual sum of Operating Expenses for 2004 shall be limited to the amounts set forth in DynTek's proposed 2004 Budget, a copy of which is attached as Schedule 3(b) to the Disclosure Letter (in the form attached as Schedule 3(b) to the Disclosure Letter and subject to the increases referred to in this Agreement, the "Budget"). Operating Expenses shall be increased by three percent (3%) compounded annually effective January 1st of each year during the Term. All invoices for Operating Expenses must be reviewed and approved by YW and presented to and paid by DynTek prior to charging them to the Budget. YW may incur other costs regarding the performance of the Managed Contracts that will not be reimbursed by DynTek unless approved by DynTek in writing prior to reimbursement. YW shall have the sole and exclusive authority and discretion to incur Operating Expenses that will be charged to the Budget. Expenses or liabilities incurred by DynTek prior to the Effective Date shall not be charged to the Budget.

      c) Employee Expenses. DynTek shall pay (or, as to Permissible Employees, reimburse YW for) all salaries, benefits, taxes and other direct costs associated with all DynTek employees (and Permissible Employees, if any) who work on the Managed Contracts when they become due. The total aggregate salaries (excluding benefits, accrued vacation pay and taxes) of such employees, including Permissible Employees, shall be no greater than the total aggregate salaries proposed in the Budget unless such excess is offset by a corresponding reduction in Operating Expenses. The Budget for such salaries shall increase by three percent (3%) compounded annually (effective May 1 of each year). Increases in staffing outside of the Budget must be approved by DynTek, which approval shall not be unreasonably conditioned, withheld or delayed. Effective January 1, 2006, the budgeted salary and benefits associated with one (1) Regional Supervisor position in the Kansas contract budget shall be eliminated.

      d) Budget Limitations. The Budget limitations described herein relate to total annual aggregate expenditures under the Budget regardless of category, line item, or month incurred. YW may shift spending between categories and line items of Operating Expenses or between salaries and Operating Expenses as long as total annual expenditures under the Budget, in the aggregate, are not exceeded.



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4.  YW LEADS FURNISHED TO DYNTEK. YW may provide leads for potential information technology and consulting services contracts and engagements to DynTek. As a material inducement for YW to enter into this Agreement, DynTek shall use good faith and diligent best efforts to pursue such business (subject to the right to pre-qualify such leads prior to pursuit, which qualification shall not be unreasonably conditioned, withheld or delayed). If successful in obtaining such business, DynTek shall pay YW twenty percent (20%) of the gross profit derived, directly or indirectly, from all such leads provided by YW, including any renewals thereof.

5. REBIDS OF MANAGED CONTRACTS. If any of the Managed Contracts is re-bid or similarly replaced, YW may bid or otherwise procure such contract for its own account and DynTek shall support YW's bid or procurement efforts and not bid or otherwise compete for the procurement of such contract. If YW successfully obtains such re-bid contract, it shall pay DynTek a re-bid fee of four percent (4%) of Contract Revenues as and when collected by it under such re-bid contract until the earlier of June 30, 2010, or the termination or expiration of the re-bid contract. However, in the case of the Kansas Contracts (as defined in Schedule 8(k) hereof), if either of such contracts is re-bid prior to June 30, 2005, the re-bid fee for the re-bid Kansas Contract shall be seven percent (7%) of such Contract Revenues until June 30, 2005, and thereafter revert to four percent (4%) of such Contract Revenues. Further, if the Nebraska Contract (as defined in Schedule 8(k) hereof) is re-bid prior to July 31, 2007, the re-bid fee for the re-bid Nebraska Contract shall be seven percent (7%) until July 31, 2007, and thereafter revert to four percent (4%) of such Contract Revenues. Upon YW obtaining any such re-bid contract, (i) YW may employ any DynTek employees who have worked under the Managed Contracts, and (ii) DynTek shall sell, assign and transfer to YW all furniture, fixtures, equipment (including computer equipment and software used in connection with the Managed Contracts), leases of real and personal property, non-exclusive licenses, bid materials and libraries, process manuals, data, intellectual property and any other assets used or otherwise associated with such re-bid Managed Contracts (not previously transferred to YW) for the total sum of $10.00. Where applicable, such transfers are subject to obtaining any applicable third party consents which DynTek shall use best efforts to promptly obtain.

6. CONSENTS. Prior to YW assuming its management responsibilities under this Agreement, DynTek shall obtain consents from the other parties to the Managed Contracts substantially in the form attached as Exhibit A. If DynTek does not obtain the consents from the other parties to the Managed Contracts on or before March 10, 2004, YW may grant one or more extensions of such date or terminate this Agreement for all purposes. YW and DynTek shall commence transition work in connection with the duties to be assumed by YW in advance of DynTek's obtaining of such consents and agreement and the parties shall cooperate to obtain such consents and agreement as soon as possible.

7.  PROTECTIVE COVENANTS

      a) DynTek Noncompetition; Non-solicitation. During the Term and for a period of seven years following the expiration of the Term:

          i) DynTek will not, directly or indirectly, engage in Child Support Business within the United States and its territories and protectorates;

          ii) DynTek will not, directly or indirectly, invest in, own, manage, operate, finance, control, be employed by, associated with, or in any manner connected with, lend DynTek's name or any similar name to, lend DynTek's credit to, or render Child Support Business services to, any person or entity which is engaged in whole or in part in Child Support Business activities within the United States and its territories and protectorates;



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          iii)  DynTek will not, directly or indirectly, either for itself or any other person or entity, (A) induce or attempt to induce any employee of YW to leave the employ of YW, (B) in any way interfere with the relationship between YW and any employee of YW, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of YW, or (D) induce or attempt to induce any customer, client, supplier, licensee, or business relation of YW to cease doing business with YW, or in any way interfere with the relationship between any customer, client, supplier, licensee, or business relation of YW.

          iv) DynTek will not, directly or indirectly, either for itself or any other Person, solicit the Child Support Business of a customer or client of YW; and

          v)    In the event of a breach by DynTek of any covenant set forth in
                Section 7(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

      b) Credentials. At any time during or after the Term, DynTek shall not use the Managed Contracts or any contracts or business in which YW is involved as a reference, credential or other qualification in seeking any future Child Support Business engagements.

      c) Third Party Covenants. DynTek has several agreements with present and past employees of DynTek that include provisions prohibiting such persons from competing with DynTek in Child Support Business activities. DynTek also has agreements with other persons or entities that prohibit solicitation of present and past DynTek employees. At the request of YW, DynTek will either assign those agreements or the rights under those agreements to YW (if legally possible under such agreements) or, at the request of YW, DynTek will seek to enforce those agreements with YW having the right to make all decisions associated with the enforcement of those agreements subject to DynTek's ability to refuse to follow those directions should DynTek's Board of Directors reasonably determine it would be materially, financially detrimental to DynTek to do so. All costs of the enforcement of those Contracts shall be paid by YW to DynTek under arrangements satisfactory to DynTek that are concluded prior to the commencement of any such proceedings.

      d) Confidential Information. DynTek shall not, at any time, disclose to any unauthorized persons or use for its own account or for the benefit of any third party any confidential information relating to the Managed Contracts or otherwise transferred or licensed to YW, whether before or after the date hereof, without YW's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of DynTek's fault or the fault of any other person bound by a duty of confidentiality to YW or DynTek. DynTek agrees to deliver to YW at the time of execution of this Agreement, and at any other time YW may request, all documents, memoranda, notes, plans, records, reports, and other documentation, or data, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Child Support Business of DynTek or YW.

      e) YW Covenant. YW shall not use DynTek's trade secrets, or its confidential or proprietary information, to develop, initiate or establish a business which competes or will compete directly or indirectly with DynTek's current business as of the Effective Date other than its Child Support Business and call centers (whether or not related to Child Support Business); provided, however, no information shall be deemed confidential, proprietary or a trade secret unless clearly identified as such in writing prior to any disclosure to YW. No such information shall be disclosed by DynTek to YW without prior notice to and consent of YW.

      f) Survival. All of the covenants set forth in this Section 7 shall survive the termination or expiration of this Agreement.



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8.  REPRESENTATIONS AND WARRANTIES OF DYNTEK. DynTek represents and warrants to
    YW as follows:

      a) Each of DI and DSI is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, with full corporate power and authority to conduct its Child Support Business as contemplated by this Agreement, and to perform all its obligations under this Agreement and the Managed Contracts. Each of DI and DSI is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which any of the Managed Contracts is performed and such qualification is required.

      b) This Agreement constitutes the legal, valid, and binding obligation of DI and DSI, enforceable against each of them in accordance with its terms. Subject only to obtaining the consents from the other parties to the Managed Contracts, DI and DSI each have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement.

      c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time) conflict with, or result in a violation of, the certificate of incorporation or bylaws of either DI or DSI, any resolution adopted by the board of directors or the stockholders of either DI or DSI, or any other agreement or instrument to which either DI or DSI is a party, including, but not limited to, the Managed Contracts (upon obtaining the consents from the other parties to the Managed Contracts).

      d) Except for the consents referred to in Section 6, neither DI nor DSI is or will be required to give any notice to or obtain any consent from any person or entity in connection with the execution and performance of this Agreement.

      e) Except as set forth in Schedule 2(p) to the Disclosure Letter, there are no Encumbrances upon or with respect to any of the Managed Contracts or any assets owned or used by DI or DSI in the performance of the Managed Contracts.

      f)  The 2002 and 2003 financial statements attached collectively as
          Schedule 8(f) to the Disclosure Letter present fairly and consistently the financial condition and the results of operations and cash flows of the DynTek Child Support Business of the respective dates of and for the periods referred to in such financial statements. The Budget fairly represents the anticipated revenues, expenses, employee positions, salaries and cash flows of DynTek's Child Support Business under the Managed Contracts.

      g) DynTek has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) relating to the Managed Contracts except for current liabilities incurred in the ordinary course of business.

      h) Since December 1, 2003, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of DynTek's Child Support Business, and no event has occurred or circumstance exists that may result in such a material adverse change.

      i) DynTek is in full compliance with all material legal requirements applicable to it or to the conduct or operation of its Child Support Business, the performance of the Managed Contracts or the ownership or use of any of its assets used in connection with its Child Support Business.

      j) There is no pending legal proceeding that has been commenced by or against DynTek or that


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          otherwise relates to or may affect DynTek's Child Support Business or the Managed Contracts, or any of the assets owned or used by DynTek in its Child Support Business. To DynTek's knowledge, no such legal proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such legal proceeding.

      k) Schedule 8(k) hereof contains a complete and accurate list of all documents comprising the Managed Contracts, and DynTek has delivered to YW true and complete copies of all such documents as well as all other contracts, leases or other agreements associated with DynTek's present or future performance of the Managed Contracts (the "Other Agreements"). DynTek is, and at all times since the inception of the Managed Contracts and Other Agreements has been, in material compliance with all applicable terms and requirements of each of the Managed Contracts and the Other Agreements. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the other parties to the Managed Contracts or the Other Agreements the right to declare a default or exercise any remedy under, or to cancel, terminate, or modify, the Managed Contracts or the Other Agreements. DynTek has not given to or received from any other party to the Managed Contracts or the Other Agreements, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or material breach of, or material default under, the Managed Contracts or Other Agreements. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any terms of the Managed Contracts or Other Agreements and no other party thereto has made demand or request for such renegotiation.

      l) Schedule 3(b) to the Disclosure Letter contains a complete and accurate list of each employee (or, if applicable, open employee position) of DynTek currently working (or budgeted to work) on the Managed Contracts, including current compensation paid or payable.

      m) DynTek has fully funded any non-discretionary profit sharing or similar plans payments applicable to employees providing services regarding the Managed Contracts prior to the Effective Date.

      n) No representation or warranty of DynTek in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

      o) There is no fact known to DynTek that has specific application to DynTek (other than general economic or industry conditions) and that materially adversely affects or, as far as DynTek can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Child Support Business of DynTek that has not been set forth in this Agreement.

9. REPRESENTATIONS AND WARRANTIES OF YW. YW represents and warrants to DynTek as follows:

      a) YW is a corporation duly organized, validly existing, and in good standing under the laws of the State of Mississippi.

      b) This Agreement constitutes the legal, valid, and binding obligation of YW, enforceable against YW in accordance with its terms. YW has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

      c) Neither the execution and delivery of this Agreement by YW nor the consummation or performance of any of the transactions contemplated herein by YW will directly or indirectly (with or without notice or lapse of time) conflict with, or result in a violation of, the certificate of incorporation or



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          bylaws of YW, any resolution adopted by the board of directors or the stockholders of YW, or any other agreement or instrument to which YW is a party.

      d) Except for the consents to be obtained from the other parties to the Managed Contracts, YW is not and will not be required to obtain any consent from any person in connection with the execution and performance of this Agreement.

10. YW DEFAULT AND DYNTEK REMEDIES. YW shall not be deemed in default under this Agreement with respect to the performance of the Managed Contracts in any respect (a "Managed Contract Breach") unless and until (i) the other party to a Managed Contract provides DynTek notice of a default under a Managed Contract caused solely by an act or omission of YW in breach of its duties under this Agreement, (ii) after YW/DynTek is given a reasonable opportunity to cure such default, YW fails to cure such default, and (iii) such other party to the Managed Contract actually terminates such Managed Contract. Upon a Managed Contract Breach, DynTek shall have no right to terminate this Agreement, fail to pay any expenses or perform its other obligations hereunder, or offset or fail or refuse to pay YW any sums due it hereunder. DynTek's sole and exclusive remedy for a Managed Contract Breach shall be to seek an injunction through binding arbitration for specific performance of this Agreement by YW. In the case of any breach of this Agreement by YW other than a Managed Contract Breach, DynTek shall have no right to terminate this Agreement; however, it may pursue such other remedies as shall be available to it through binding arbitration.

11. DYNTEK DEFAULT. DynTek shall be deemed to be in default under this Agreement (a "DynTek Default") upon one or more of the following occurrences:

      a) If DynTek fails to pay YW any Management Fee when due and DynTek fails to cure such non-payment within fifteen (15) days after YW has provided DynTek with notice of non-payment;

      b) If DynTek fails to pay, when due, any Operating Expense and DynTek fails to cure such non-payment within fifteen (15) days after YW has provided DynTek with notice of non-payment;

      c) If DynTek fails to pay, when due, any salaries, benefits or taxes of its employees working on the Managed Contracts or Permissible Employees, provided, however, in one instance only during the Term, YW shall provide notice of default under this Section 11(c) and if DynTek cures such non-payment within three (3) days of such notice it shall not be deemed in default hereunder;

      d) If DynTek materially defaults in the performance of its duties or obligations under this Agreement, other than a default specified in subparagraphs (a), (b) or (c) of this Section 11, which default shall not be substantially cured within thirty (30) days after written notice is given to DynTek specifying the default;

      e) At any time there shall be filed by or against DynTek in any court a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of the property of DynTek which is not dismissed within sixty (60) days of such filing;

      f) DynTek makes an assignment for the benefit of creditors or petitions for or enters into an agreement or arrangement with its creditors; or

      g) There is a breach of any of DynTek's representations or warranties contained in this Agreement.

12. YW'S REMEDIES. Upon a DynTek Default:

      a) DynTek shall immediately pay all sums not paid, if any, plus interest thereon from due date at the rate of eight percent (8%) per annum, compounded monthly, plus all costs of collection including reasonable attorneys' fees.

      b) YW may direct DynTek to assign the Managed Contracts to YW and to sell, assign and transfer to YW all furniture, fixtures, equipment (including computer equipment and software used in connection with the Managed Contracts), leases of real and personal property, non-exclusive licenses, bid materials and libraries, process manuals, data, intellectual property and any other assets used or otherwise associated with the Managed Contracts (not previously transferred to YW) for the total sum of $10.00 and YW's obligation to pay net income to DynTek as described below. DynTek shall, within five (5) business days of YW's notice to do so, fully and irrevocably assign, sell and transfer all of its rights, title and interest in, to and under the Managed Contracts and the related assets referenced above to YW. YW may substitute itself as the prime contractor under the Managed Contracts. If DynTek fails to assign, sell and transfer the Managed Contracts and other assets as required above, YW may, as DynTek's attorney-in-fact (which appointment hereunder is irrevocable during the Term), execute such instruments of conveyance as its deems necessary and proper to fully assign, sell and transfer the Managed Contracts and other assets to YW. Upon the assignment of the Managed Contracts, YW may employ any DynTek employees who have worked under the Managed Contracts. After retaining, deducting and withholding amounts sufficient to fully (i) compensate YW for any damages and expenses incurred as a result of a DynTek Default, (ii) pay all Operating Expenses, salaries, benefits and other expenses relating to employees (including Permitted Employees), (iii) pay other expenses incurred by YW in the performance of the Managed Contracts that, if DynTek was fully performing under this Agreement, would otherwise be borne by DynTek (e.g., insurance and bonding expenses), and (iv) compensate YW for the Management Fee, YW shall account for and pay over to DynTek the remaining net income, if any, resulting during the Term from the Managed Contracts so assigned.

      c) YW may direct and require the other parties to the Managed Contracts to immediately begin making all payments due under the Managed Contracts directly to YW. DynTek shall fully cooperate with YW and the other parties to the Managed Contracts and confirm YW's right to directly receive all such payments. DynTek hereby waives any and all claims that it may have against the other parties to the Managed Contracts relating to any payments made to YW by such parties under this provision. DynTek shall reconfirm this waiver if requested to do so by YW or any other party to the Managed Contracts. DynTek agrees that its sole recourse and remedy if it disagrees with YW's actions under this provision is to submit this issue to binding arbitration with YW. Pending a final decision under such binding arbitration, YW shall segregate any such funds received by it under this provision from its other funds, pay Operating Expenses, salaries, the Management Fee and other sums required to be paid by DynTek hereunder from such funds, and remit any excess funds to DynTek.

      d) YW may offset and withhold any damages, expenses or other sums due it from DynTek from any re-bid fees owing to DynTek.

      e) YW may take possession of all DynTek-owned furniture, fixtures, equipment (including, but not limited to, computer equipment), and other assets used in connection with the performance of the Managed Contracts.

      f) YW may, by giving written notice thereof to DynTek, terminate this Agreement as of a date specified in such notice of termination, in which case YW shall reassign the Managed Contracts back to DynTek (if such have been previously assigned to YW) and DynTek shall have the right to perform the Managed Contracts without reference to its obligations otherwise stated in this Agreement; however, such termination shall not relieve DynTek from any liability arising from its breach of this Agreement.

      g) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in addition to any legal remedies YW may have YW shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by DynTek and to enforce specifically the terms and provisions hereof in a court of competent jurisdiction or in arbitration, as appropriate.

      h)  YW may pursue any other rights available to YW at law or in equity.

      i) All of YW's rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by YW shall not preclude the simultaneous or later exercise of any other such right, power or remedy by YW.

13. INDEMNIFICATION; NO LIABILITY. Each party shall indemnify and hold harmless the other from any third party claim, liability, loss, cost or damages caused solely by or resulting solely from (i) the acts or omissions of such party or any of its agents, servants or employees in breach of this Agreement AND (ii) activities of such party in performing its duties or carrying out its obligations under this Agreement. However, in no instance shall YW have any liability or indemnification obligation to DynTek for any termination, non-renewal, breach, penalties or other loss of, or under, the Managed Contracts. Except as provided for in this Section 13, YW shall not assume or otherwise be responsible or liable for any liabilities of or claims against DynTek.

14. RIGHT OF OFFSET. DynTek shall have the right to offset amounts past due to DynTek under any other agreements with YW, or any of its subsidiaries including Child Support Technologies, Inc., from the Management Fees due hereunder. Upon offset, such amounts shall be considered to be paid to DynTek under such agreement(s).

15. GENERAL PROVISIONS.

      a) CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the meanings specified or referred to below:

          i) "Child Support Business" - the business of providing child support enforcement, collection, consulting and/or call center services relating to child support activities.

          ii) "Contract Revenues" - all sums actually invoiced and paid under the Managed Contracts after the Effective Date, provided, however, for purposes of this Agreement, Contract Revenues shall not be deemed reduced as a result of any offsets or penalties arising from or related to the performance of the Managed Contracts prior to the Effective Date or from any other Applicable Contracts other than the Managed Contracts.

          iii) "Encumbrance"- any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

          iv) "Managed Contracts" - means the Contracts listed on Schedule 8(k) hereof, as currently in effect or as the same may be hereafter amended, supplemented, extended or renewed (but not any that are re-bid).

      b) PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as mutually agreed by the parties, except such announcements as may be required by law shall be made by a party without the need for mutual agreement so long as the announcement is made with reasonable advance notice to the other party. YW may disclose the Agreement and its relationship with DynTek in its promotional materials and literature. DynTek and YW will consult with each other concerning the means by which the employees, customers, and suppliers and others having dealings with DynTek or YW will be informed of this Agreement, and YW will have the right to be present for any such communication.

      c) RELATIONSHIP OF PARTIES. The relationship of YW to DynTek hereunder shall be that of an independent contractor. Nothing in this Agreement is intended or shall be construed to constitute YW, or any of its representatives, an employee or partner of DynTek. Although YW is a professional corporation formed for the purpose of engaging in the practice of law and other purposes, neither YW nor any of its attorney employees or shareholders is providing legal services to DynTek under this Agreement or otherwise. There is not, and this Agreement shall not be construed to create, any attorney/client relationship between DynTek and YW or any of its attorney employees or shareholders.

      d) NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          DynTek: DynTek, Inc./DynTek Services, Inc.    With a copy to: Nixon Peabody, LLP
                  18881 Von Karman, Suite 250                           437 Madison Avenue
                  Irvine, CA 92612                                      New York, NY 10022
                  Attn: Mr. Brett Martin                                Attn: Peter W. Rothberg, Esq.
                  Fax: (949) 955-0087                                   Fax: (866) 947-2410

          YW:     Young Williams, P.C.                  With a copy to: Young, Williams, Henderson &
                  P. O. Box 23059                                       Fuselier, P.A.
                  Jackson, MS 39225-3059                                P. O. Box 23059
                  Attn: Mr. Robert L. Wells                             Jackson, MS 39225-3059
                  Fax: (601) 355-6136                                   Attn: James H. Neeld, IV, Esq.
                                                                        Fax: (601) 355-6136

      e) JURISDICTION. Subject to the parties' agreement to arbitrate, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties only within the courts of the State of Mississippi, County of Hinds, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

      f)  BINDING ARBITRATION.

          i) Any controversy or claim arising out of or relating to this Agreement for the breach hereof which cannot be settled by the parties, except for action for equitable relief to enforce the covenants set forth in Section 7 which may be pursued in the courts referred to in Section 15(e), shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") as set forth herein.

          ii) Each party may select one arbitrator. Selection shall be completed within ten (10) days of the receipt of a demand for arbitration. If either party fails to select an arbitrator within such ten- (10) day period, the one selected shall act as sole arbitrator. If two arbitrators have been selected, the two arbitrators selected shall select a third within fifteen (15) days after their selection. If they fail to do so, the AAA shall select the third arbitrator. The arbitrators shall set a date of hearing no later than sixty (60) days from the date all arbitrators have been selected. If the amount in controversy is less than $10,000.00, the parties shall mutually agree on one arbitrator to conduct the binding arbitration as mutually agreed by the parties outside of the AAA process. If the parties are unable to mutually agree upon one arbitrator or the alternative arbitration process within (10) days of the receipt of a demand for arbitration, the arbitration shall be conducted by the AAA as described above.

          iii)  The arbitration shall take place in Dallas, Texas.

          iv) The award of any arbitration shall be final, conclusive and binding on the parties hereto.

          v) The arbitrators may award any legal or equitable remedy. Judgment upon any arbitration award may be entered and enforced in any court of competent jurisdiction.

          vi) Either party to arbitration hereunder may bring an action for injunctive relief against the other party if such action is necessary to preserve jurisdiction of the arbitrators or to maintain status quo pending the arbitrators' decision. Any such action called pursuant to this paragraph shall be discontinued upon assumption of jurisdiction by the arbitrators and their opportunity to consider the request for equitable relief pending final decision in the arbitration.

      g) FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      h) WAIVER. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      i) ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      j) ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Except as otherwise provided in this Agreement or by operation of law, neither party may assign any of its rights under this Agreement without the prior consent of the other party, which will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      k) SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      l) SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      m) TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      n) GOVERNING LAW. This Agreement will be governed by the laws of the State of Mississippi without regard to conflicts of laws principles.

      o) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Young Williams, P.C.         DynTek, Inc.                  DynTek Services, Inc.

By: ___________________      By: ___________________       By: _________________
Name: Robert L. Wells        Name: _________________       Name: _______________
Title: President             Title: ________________       Title: ______________

         Exhibits to this Agreement:

         Exhibit A - Form of Consent of Parties to Managed Contracts

         Schedules to this Agreement:

         Schedule 8(k) - Managed Contracts documents summary